Exhibit 5.1

Rael Kolevsohn
General Counsel
Direct Dial: +972 (0)3-925-2651
E-mail: raelk@gilat.com

November 20, 2006

Gilat Satellite Networks Ltd.
Gilat House
21 Yegia Kapayim Street
Kiryat Arye, Petah Tikva, 49130 Israel

    Re:
    Registration Statement on Form F-3
    of Gilat Satellite Networks Ltd.

Ladies and Gentlemen:

        I have acted as counsel to Gilat Satellite Networks Ltd. (the "Registrant") in connection with the above-captioned Registration Statement filed with the Securities and Exchange Commission on the date hereof relating to the registration under the Securities Act of 1933 of up to 8,050,000 ordinary shares of the Registrant (the "Ordinary Shares"), which includes up to 4,666,667 Ordinary Shares to be offered by the Registrant, up to 2,333,333 Ordinary Shares to be offered by a selling shareholder of the Registrant (the "Selling Shareholder"), and up to 350,000 Ordinary Shares that may be sold by the Registrant and up to 700,000 Ordinary Shares that may be sold by the Selling Shareholder pursuant to the over-allotment option granted under an Underwriting Agreement (the "Underwriting Agreement") among the Registrant, the Selling Shareholder, and Cowen and Company, LLC and CIBC World Markets Corp. as representatives of the several Underwriters (collectively, the "Underwriters").

        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion.

        On the basis of the foregoing, I am of the opinion that:

        1.    The 5,016,667 Ordinary Shares to be offered by the Registrant have been validly authorized and, when paid for and issued pursuant to the terms of the Underwriting Agreement, will be validly authorized and issued, fully paid and non-assessable.

        2.    The 3,033,333 Ordinary Shares offered for the account of the Selling Shareholder are validly authorized and issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus included therein.

Very truly yours,
/s/ RAEL KOLEVSOHN Rael Kolevsohn General Counsel Gilat Satellite Networks Ltd.